UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2020

MobileIron, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36471	26-0866846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 East Middlefield Road Mountain View, California		94043
(Address of principal executive offices)		(Zip Code)

(650) 919-8100

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.0001 per share	MOBL	NASDAQ

Item 1.01 Entry into a Material Definitive Agreement.

On April 14, 2020, MobileIron, Inc. (the "Company") entered into a cooperation agreement (the "Agreement") with Altai Capital Management, L.P.,  Altai Capital Management, LLC, and Mr. Rishi Bajaj (each an "Altai Party" and collectively, "Altai Capital").

In connection with entering into the Agreement, on April 14, 2020, Mr. Bajaj, a managing principal and portfolio manager at Altai Capital, was appointed as a member of the Board of Directors of the Company (the "Board"), effective immediately.  Altai Capital has represented to the Company that it beneficially owns approximately 6.89% of the Company's common stock.

Pursuant to the Agreement, among other things:

• The Board agreed to appoint Mr. Bajaj as a Class II director to serve until the Company's 2022 Annual Meeting.

• Altai Capital will vote all of its shares of common stock of the Company in favor of each of the Company's nominees for director, and, subject to certain qualifications, in accordance with the Board's recommendation with respect to other proposals, in each case, subject to certain exceptions, at the 2020 Annual Meeting, and each stockholder meeting thereafter during the Standstill Period (defined below).

• Altai Capital agreed to customary standstill restrictions during the period beginning on the date of the Agreement and ending on the date that is either (i) if Mr. Bajaj shall have resigned from the Board and all Board committees prior to the date that is two weeks prior to the last day of the time period established pursuant to the Company's Amended and Restated Bylaws (the "Bylaws") for its stockholders to deliver notice to the Company of director nominations to be brought before the 2021 Annual Meeting (the "2021 Relevant Date"), then the 2021 Relevant Date, or (ii) if, on the 2021 Relevant Date, Mr. Bajaj has not resigned from the Board, then the date that is two weeks prior to the last day of the time period established pursuant to the Bylaws for stockholders to deliver notice to the Company of director nominations to be brought before the 2022 Annual Meeting (such period, the "Standstill Period").

• Each Altai Party and the Company executed a customary confidentiality agreement.

• The parties agreed to certain non-disparagement provisions.

• The Company will reimburse Altai Capital for up to $65,000 of its out-of-pocket expenses incurred in connection with negotiating the Agreement.

The foregoing description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2020, the Board appointed Rishi Bajaj, age 40, as a member of the Board, effective immediately. Mr. Bajaj was appointed to the Board in connection with the Company's entering into the Agreement described under Item 1.01, above.  Mr. Bajaj will serve as a Class II director with a term expiring at the 2022 Annual Meeting and until his successor has been duly elected and qualified. Mr. Bajaj qualifies as an independent director pursuant to Nasdaq's governance listing standards. Mr. Rishi will join the Board's strategy committee, a committee previously established by the Board to coordinate across a range of Company issues, including product and go-to-market direction, acquisitions, and other strategic transactions.  The Board has not yet determined other committee assignments for Mr. Bajaj.

Mr. Bajaj founded Altai Capital Management, as asset management firm, in 2009 and currently serves as its Managing Principal and Chief Investment Officer.  Prior to Altai Capital, Mr. Bajaj spent over eight years in investment management and investment banking where he primarily focused on the technology sector.  Mr. Bajaj also served on the board of directors of ServiceSource International, Inc., a provider of BPaaS solutions, from 2014 to 2016, where he was a member of the Compensation Committee. Mr. Bajaj graduated from The Wharton School at the University of Pennsylvania in 2001 with a Bachelor of Science degree in Economics with concentrations in Finance and Statistics.

Mr. Bajaj's compensation for service as a non-employee director will be consistent with that of the Company's other non-employee directors, subject to proration to reflect the commencement date of his service on the Board. The non-employee director compensation program is described under the caption "Director Compensation" in the definitive proxy statement filed by the Company on April 26, 2019.

Other than as described under Item 1.01, above, there are no arrangements or understandings between Mr. Bajaj and any other persons pursuant to which Mr. Bajaj was named a director of the Company. Mr. Bajaj has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

On April 15, 2020, the Company and Altai Capital issued a joint press release announcing the appointment of Mr. Bajaj to the Board. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Cooperation Agreement by and among the Company and Altai Capital Management, L.P., Altai Capital Management, LLC, and Mr. Rishi Bajaj, dated April 14, 2020.
99.1	Press Release, dated April 15, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MobileIron, Inc.

Dated: April 15, 2020
	By:	/s/ Simon Biddiscombe
Simon Biddiscombe
Chief Executive Officer